Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-8 (including any amendments or supplements thereto, related appendices, and financial statements) of Kolibri Global Energy Inc. of our NI 51-101 Evaluator Report, filed on March 20, 2024, with respect to estimates of reserves and future net revenue to the interests of Kolibri Global Energy Inc., as of December 31, 2023. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

June 5, 2024